EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Diodes Incorporated:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Diodes Incorporated and Subsidiaries (the “Company”) of our report dated February 27, 2013, which report expresses an unqualified opinion related to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company appearing in the Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Moss Adams LLP

Los Angeles, California

June 13, 2013